News Release

HOPE BANCORP DECLARES QUARTERLY CASH DIVIDEND OF $0.14 PER SHARE

LOS ANGELES - July 20, 2021 - Hope Bancorp, Inc. (NASDAQ: HOPE) today announced that its Board of Directors declared a quarterly cash dividend of $0.14 per common share. The dividend is payable on or about August 13, 2021 to all stockholders of record as of the close of business on July 30, 2021.

Investor Conference Call

The Company previously announced that it will host an investor conference call on Wednesday, July 21, 2021 at 9:30 a.m. Pacific Time / 12:30 p.m. Eastern Time to review financial results for its second quarter ended June 30, 2021. Investors and analysts are invited to access the conference call by dialing 866-235-9917 (domestic) or 412-902-4103 (international) and asking for the “Hope Bancorp Call.” A presentation to accompany the earnings call will be available at the Investor Relations section of Hope Bancorp’s website at www.ir-hopebancorp.com. Other interested parties are invited to listen to a live webcast of the call available at the Investor Relations section of Hope Bancorp’s website. After the live webcast, a replay will remain available at the Investor Relations section of Hope Bancorp’s website for one year. A telephonic replay of the call will be available at 877-344-7529 (domestic) or 412-317-0088 (international) for one week through July 28, 2021, replay access code 10158798.

About Hope Bancorp, Inc.

Hope Bancorp, Inc. is the holding company of Bank of Hope, the first and only super regional Korean-American bank in the United States with $17.47 billion in total assets as of June 30, 2021. Headquartered in Los Angeles and serving a multi-ethnic population of customers across the nation, Bank of Hope operates 53 full-service branches in California, Washington, Texas, Illinois, New York, New Jersey, Virginia and Alabama. The Bank also operates SBA loan production offices in Seattle, Denver, Dallas, Atlanta, Portland, Oregon, New York City, Northern California and Houston; commercial loan production offices in Northern California and Seattle; residential mortgage loan production offices in Southern California; and a representative office in Seoul, Korea. Bank of Hope specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and commercial lending, SBA lending and international trade financing. Bank of Hope is a California-chartered bank, and its deposits are insured by the FDIC to the extent provided by law. Bank of Hope is an Equal Opportunity Lender. For additional information, please go to bankofhope.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained or accessible therein.

Contacts:

Alex Ko Senior EVP & Chief Financial Officer 213-427-6560 alex.ko@bankofhope.com	Angie Yang SVP, Director of Investor Relations & Corporate Communications 213-251-2219 angie.yang@bankofhope.com

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